UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 2)
EPOCH BIOSCIENCES, INC.
-----------------------------------------
(Name of Issuer)
Common Stock, $.01 par value
-----------------------------------------
(Title of Class Securities)
294273107
-----------------------------------------
(CUSIP Number)
David J. Allen, Esquire, 290 South County Farm Rd., Third
Floor, Wheaton, IL 60187-4526 (630) 588-7200
-----------------------------------------
(Name, Address and Telephone Number of Person Authorized to
Receive Notice and Communications)
December 31, 2002
-----------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/ / Rule 13d-1(c)
/ / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A
CUSIP NO. 294273107    PAGE 2 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Grace Brothers, Ltd.

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/ /
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois Limited Partnership

              5 SOLE VOTING POWER
NUMBER OF       0
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        4,978,193 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON          0
WITH          8 SHARED DISPOSITIVE POWER
                4,978,193 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH REPORTING
PERSON
4,978,193 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BD,PN

SCHEDULE 13G/A
CUSIP NO. 294273107    PAGE 3 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Spurgeon Corporation

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/ /
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois Limited Partnership

              5 SOLE VOTING POWER
NUMBER OF       0
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        4,978,193 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON          0
WITH          8 SHARED DISPOSITIVE POWER
                4,978,193 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY
OWNED BY EACH REPORTING
PERSON
4,978,193 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
19.4%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BD,PN

SCHEDULE 13G/A
CUSIP NO. 294273107    PAGE 4 OF 7 PAGES

1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Bradford T. Whitmore

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP(See
Instructions)
(a)/ /
(b)/ /

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois Limited Partnership

              5 SOLE VOTING POWER
NUMBER OF       1,225,519 SHARES
SHARES
BENEFICIALLY  6 SHARED VOTING POWER
OWNED BY        4,978,193 SHARES
EACH
REPORTING     7 SOLE DISPOSITIVE POWER
PERSON          1,225,519 SHARES
WITH          8 SHARED DISPOSITIVE POWER
                4,978,193 SHARES

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON
6,203,712 SHARES

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
CERTAIN SHARES / /

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
24.2%

12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
BD,PN

Page 5 of 7 Pages
Item 1.
(a)  Name of Issuer
Epoch Biosciences, Inc.

(b) Address of Issuer's Principal Executive Offices
21720 23rd Drive, S.E., N.E., Suite 150, Bothell,
Washington 98021

Item 2.
(a)  Name of Person Filing
The statement is filed by Grace Brothers, Ltd., an Illinois limited partnership ("Grace"). Bradford T. Whitmore
("Whitmore") and Spurgeon Corporation ("Spurgeon") are the general partners of Grace.

(b)  Address of Principal Business Office or, if none,
Residence
The business address of Grace and Whitmore is 1560 Sherman
Avenue, Suite 900, Evanston, IL 60201.  The business of
Spurgeon is 290 South County Farm Road, Third Floor,
Wheaton, Illinois 60187.

(c) Citizenship
United States

(d) Title of Class of Securities
Common Stock, $.01 par value

(e) CUSIP Number
294273107

Item 3. If this statement is filed pursuant to Sections
240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a) (X) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b) ( ) Bank as defined in section 3(a)(6) of the Act
(15 U.S.C. 78c);

(c) ( ) Insurance company as defined in section 3 (a)(19) of the Act (15 U.S.C. 78c);

(d) ( ) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) ( ) An investment adviser in accordance with Section
240.13d-1(b)(1)(ii)(E);

Page 6 of 7 Pages

(f) ( ) An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g) ( ) A parent holding company or control person in accordance with Section 240.13d-1(b)(l)(ii)(G);

(h) ( ) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ( ) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ( ) Group, in accordance with Section 240.13d.-1(b)(l)
(ii)(J).

Item 4.  Ownership
(a) Amount beneficially owned
6,203,712

(b) Percent of class
24.2%

(c) Number of shares as to which the person has:
(i)  Sole power to vote or to direct the vote
Whitmore: 1,225,519

(ii) Shared power to vote or to direct the vote
Grace:  4,978,193 (with Whitmore and Spurgeon)

(iii) Sole power to dispose or to direct the disposition of
Whitmore: 1,225,519

(iv) Shared power to dispose or to direct the disposition of
Grace:  4,978,193 (with Whitmore and Spurgeon)

Item 5.  Ownership of Five Percent or Less of a Class
Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Page 7 of 7 Pages

Item 7.  Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Reporting person is not a parent holding company.

Item 8. Identification and Classification of Members of the Group

Reporting person is not a member of a group.

Item 9.  Notice of Dissolution of Group

Reporting person is not filing notice of dissolution of a group.

Item 10.  Certification

By signing below Grace Brothers, Ltd. certifies that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and Belief, I certify that the information set forth in this Statement is true, complete and correct.

        February 11, 2003
    ------------------------
             Date

Grace Brothers, Ltd.

by: /s/ Bradford T. Whitmore
    ------------------------
           Signature

        General Partner
    ------------------------
             Title